Exhibit 99.1

Texas Roadhouse, Inc. Announces Closing of Franchise Acquisitions

Louisville, KY, December 29, 2005 – Texas Roadhouse, Inc. (Nasdaq: TXRH), today announced that, in line with previously announced plans, the Company closed on the acquisition of 11 franchise restaurants including eight in Ohio,  two in Colorado and one in Kentucky.

G.J. Hart, President and Chief Executive Officer of Texas Roadhouse, commented, “We are pleased to have closed our first round of franchise acquisitions since becoming a public company in October of 2004. These acquisitions are expected to add approximately $0.02 per diluted share to fiscal 2006 earnings excluding a one-time charge described below.”

In conjunction with these acquisitions, the Company will incur a one-time, non-cash pre-tax charge of approximately $0.8 million in the first quarter of 2006 relating to the application of EITF 04-1, Accounting for Preexisting Relationships between the Parties to a Business Combination. Anytime the Company acquires franchise restaurants whose current royalty rates are less than the rates charged to new restaurants, then the Company must record a one-time, non-cash charge for the value of the difference between the two royalty rates.

About the Company

Texas Roadhouse is a casual dining concept that first opened in 1993 and today operates over 200 restaurants system-wide in 40 states.  For more information, please visit the Company’s website at www.texasroadhouse.com.

Forward-looking Statements

Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance for the full year 2005 and 2006, are forward-looking statements that involve risks and uncertainties.  Such statements are based upon the current beliefs and expectations of the management of the Company.  Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of restaurants opening during full year 2005 and 2006, the sales at these and our other company-owned and franchised restaurants, our ability to control other restaurant operating costs, our ability to complete the acquisition of franchise restaurants and other factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission.  Investors should take such risks into account when making investment decisions.  Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  The Company undertakes no obligation to update any forward-looking statements.

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Contacts:

Investor Relations

Scott Colosi

502-515-7300

Media

Juli Hart

502-515-7235